Press Release #200806                                                                       November 11, 2008

Oil Production Rates Support Successful Refinancing.

Vancouver, BC—Lexaria Corp. (OTC BB: LXRA) (the "Company" or "Lexaria")

Lexaria is pleased to announce that its Belmont Lake Oil Field has now been successfully producing oil for more than five weeks. The two existing wells are producing with gas lift-powered pumps at the average rate of 91 barrels of oil per well, per day.

Production rates have not yet fully stabilized and have at times been both higher and lower than this average rate. During 2008 and 2009 Lexaria expects to complete development of the Belmont Lake oil field with between 3-12 additional wells. The Company expects to be able to drill all or most of these wells from its existing and anticipated cash flows and its existing cash position depending upon the drilling schedule.

Lexaria’s operator is currently conducting workover operations on the PP F-52 well, located some 9 miles north of Belmont Lake oil field and hopes to have this smaller well on production soon.

Lexaria is attempting to discover as-yet unidentified oil fields in the region that may have characteristics similar to our Belmont Lake discovery, and believes that pursuing this strategy could produce significant shareholder value.

Lexaria is also pleased to announce it has successfully completed re-financed existing loans to the company under a new loan agreement. The Company expects that its existing cash flow from the Belmont Lake oil wells will be more than adequate to service its existing debt of approximately one million dollars. Under the terms of the new agreement, the Company has the ability to raise additional funds, which at this time is not needed. Lexaria currently has sufficient cash and cash flow to meet its needs.

Lexaria would also like to take this opportunity to acknowledge the challenging global investment market conditions, and thank all our stakeholders for their support as we build both our production and our company. The Company also points out that its President has loaned CDN $700,000 to the Company under the terms of the new debt agreement. “I want people to know that I believe strongly in this company’s business plan of developing its domestic oil and gas production, which I think will deliver great value to our shareholders,” said Chris Bunka, President.

Lexaria currently has a 30% working interest in the Belmont Lake oil field and in the PP F-52 well mentioned above, as well as additional producing gas wells. Lexaria also holds a 50% working interest in future exploration wells to be drilled on lands surrounding Belmont Lake in all directions.

Investors are invited to visit the Lexaria Corp.IR Hub at www.agoracom.com/IR/Lexaria where they can post questions and receive answers or review questions and answers already posted by other investors. Alternatively, investors are able to e-mail all questions and correspondence to LXRA@agoracom.com where they can also request to be added to the investor e-mail list to receive all future press releases and updates in real time.

About Lexaria Corp.

Lexaria Corp. is an oil & gas company active primarily in Mississippi, where it holds between 30% and 50% gross interests in various gas and oil projects. Lexaria routinely evaluates additional oil & gas projects and corporate opportunities.

Contact:

Leonard MacMillan, 1-800-287-2885

www.lexariaenergy.com

Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, weather, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. There can be no assurance that expected oil and gas production will actually materialize; and thus no assurance that expected revenue will actually occur. There is no assurance the Company will have sufficient funds to drill additional wells, or to complete acquisitions or other business transactions. Such forward looking statements also include estimated cash flows, revenue and current and/or future rates of production of oil and natural gas, which can and will fluctuate for a variety of reasons; oil and gas reserve quantities produced by third parties; and intentions to participate in future exploration drilling. Adverse weather conditions can delay operations, impact production, and cause reductions in revenue. The Company may not have sufficient expertise to thoroughly exploit its oil and gas properties. The Company may not have sufficient funding to thoroughly explore, drill or develop its properties. Access to capital, or lack thereof, is a major risk. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.